Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-178575 on Form S-3 of Ohio Valley Banc Corp of our report dated March 16, 2017 related to the consolidated financial statements and effectiveness of internal controls over financial reporting appearing in this Annual Report on Form 10-K.

/s/Crowe Horwath LLP
Crowe Horwath LLP
Louisville, Kentucky
March 16, 2017